Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
COCA-COLA CONSOLIDATED, INC.

Coca-Cola Consolidated, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:        The name of the Corporation is Coca-Cola Consolidated, Inc.

SECOND:    This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Restated Certificate of Incorporation of the Corporation.

THIRD:    This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 13, 2025, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

FOURTH:    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and inserting the following as Article FOURTH in lieu thereof:

“FOURTH.

(a)The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 440,100,000, consisting of:

(1)300,000,000 shares of Common Stock having a par value of $1.00 per share;
(2)100,000,000 shares of Class B Common Stock having a par value of $1.00 per share;
(3)20,000,000 shares of Class C Common Stock having a par value of $1.00 per share;
(4)50,000 shares of Convertible Preferred Stock having a par value of $100.00 per share;
(5)50,000 shares of Non-Convertible Preferred Stock having a par value of $100.00 per share; and
(6)20,000,000 shares of Preferred Stock having a par value of $0.01 per share.
Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation adding this sentence (the “Effective Time”), each issued share of Common Stock and Class B Common

Stock immediately prior to the Effective Time shall automatically be subdivided and reclassified into 10 shares of Common Stock and Class B Common Stock, respectively, with the par value remaining at $1.00 per share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock or Class B Common Stock (each, an “Old Certificate”) shall thereafter represent that number of shares of Common Stock or Class B Common Stock into which the shares of Common Stock or Class B Common Stock represented by the Old Certificate shall have been subdivided and reclassified.

All references herein to the term “preferred stock” shall be deemed to include the Preferred Stock, the Convertible Preferred Stock and the Non-Convertible Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 16th day of May, 2025.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Name:	E. Beauregarde Fisher III
Title:	Executive Vice President, General Counsel and Secretary